Exhibit 99.03

UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
ACCOUNTING FOR NRG ON THE EQUITY METHOD

Background
 As discussed in Xcel Energy’s Quarterly Report on Form 10-Q for March 31, 2003, NRG voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on May 14, 2003. As part of this action, the tentative settlement agreement reached in March 2003 among Xcel Energy, NRG and NRG’s creditors (“the Settlement”) was filed with the Bankruptcy Court for its consideration as a resolution of NRG’s financial difficulties. If the court approves the terms of the Settlement, upon emergence from bankruptcy Xcel Energy will divest its ownership interests in NRG. This divestiture will result in NRG ultimately being reported as a discontinued operation of Xcel Energy. However, pending the outcome of the bankruptcy proceeding, Xcel Energy will remain 100 percent owner of NRG but will not have sufficient control to continue consolidating NRG. During the period between NRG’s filing for bankruptcy and its actual divestiture by Xcel Energy, Xcel Energy will report NRG as an equity investment under generally accepted accounting principles. Because such accounting requirements do not allow equity accounting until the period that includes the bankruptcy filing, Xcel Energy is providing investors with pro forma information for historical periods presenting NRG under the equity method of accounting.

Pro Forma Information
 The following summary of unaudited pro forma financial information for Xcel Energy gives effect to the change of accounting for NRG from consolidated financial reporting to the equity method of accounting. Under the equity method, NRG is not consolidated in Xcel Energy’s financial statements but instead is reported as a single investment-related item (NRG Losses In Excess of Investment) on the Balance Sheet, and a single item (Equity in Losses of NRG) on the Statements of Operations. Because Xcel Energy’s cumulative equity in NRG’s losses to date exceeds the cumulative investments made in NRG, the investment-related balance sheet item is not an asset but is reported as a current liability.

The following pro forma Balance Sheet and Statements of Operations are treated as if Xcel Energy had never consolidated NRG for financial reporting purposes. This unaudited pro forma summarized financial information should be read in conjunction with the historical financial statements and related notes of Xcel Energy, which are included in the 2002 Annual Report on Form 10-K, and the March 31, 2003 Quarterly Report on Form 10-Q. The unaudited pro forma Balance Sheet information at March 31, 2003 assumes that NRG had been deconsolidated (that is, the equity method had been applied) on that date. The unaudited pro forma Statement of Operations information for the quarters ended March 31, 2002 and 2003, and the year ended Dec. 31, 2002, assumes that NRG had been deconsolidated on Jan. 1, 2002, the beginning of the earliest period presented.

These summarized pro forma amounts do not include any of the future financial impacts that may occur from NRG’s filing for bankruptcy, or from implementing the Settlement. Also, the unaudited summarized pro forma financial information does not necessarily indicate what Xcel Energy’s financial position or operating results would have been if NRG had filed for bankruptcy (or had been divested) in the periods presented, and does not necessarily indicate future operating results of Xcel Energy (with or without NRG).

XCEL ENERGY INC. AND SUBSIDIARIES
Pro Forma Consolidated Statement Of Operations
(Thousands of Dollars, Except Per Share Data)

		Pro Forma Adjustments for NRG
				Pro Forma
	As Reported	Apply Equity	Adjust	Adjusted
	3/31/2003 (a)	Accounting (b)	Eliminations	3/31/2003

Operating Revenues:
Electric Utility	$1,368,970			$1,368,970
Natural Gas Utility	666,129			666,129
Electric and Natural Gas Trading	3,574			3,574
Nonregulated and Other	641,549	(533,640)		107,909
Equity Earnings from Investments in Affiliates (f)	40,130	(45,629)		(5,499)

Total Operating Revenues	2,720,352	(579,269)	—	2,141,083
Operating Expenses:
Electric Fuel and Purchased Power — Utility	592,690			592,690
Cost of Natural Gas Sold and Transported — Utility	479,951			479,951
Cost of Sales — Nonregulated and Other	362,212	(284,606)		77,606
Other Operating and Maintenance Expenses — Utility	381,627			381,627
Other Operating and Maintenance Expenses — Nonregulated	187,450	(161,904)		25,546
Depreciation and Amortization	263,473	(69,584)		193,889
Taxes (Other Than Income Taxes)	81,584	—		81,584
Writedowns and Disposal Losses from Equity Investments	16,591	(16,591)		—
Special Charges	47,200	(45,759)		1,441

Total Operating Expenses	2,412,778	(578,444)	—	1,834,334

Operating Income	307,574	(825)	—	306,749
Interest Income	10,448	(4,794)		5,654
Other Nonoperating Income	10,154	(6,965)		3,189
Nonoperating Expense	(7,217)	2,334		(4,883)
Equity in Losses of NRG (f)	—	(12,632)		(12,632)
Interest Charges and Financing Costs:
Interest Charges — net of amounts capitalized	285,259	(179,544)		105,715
Distributions on Redeemable Preferred Securities of Subsidiary Trusts	9,586			9,586

Total Interest Charges and Financing Costs	294,845	(179,544)	—	115,301

Income from Continuing Operations Before Income Taxes, And Minority Interest	26,114	156,662	—	182,776
Income Taxes	98,089	(34,573)		63,516
Minority Interest — expense (income) (e)	194	53		247

Income (Loss) from Continuing Operations (d)	(72,169)	191,182	—	119,013

Earnings per share — basic and diluted:
Income (loss) from continuing operations (d)	$(0.18)	$0.48	$—	$0.30

See accompanying Notes to Pro Forma Financial Information.

XCEL ENERGY INC. AND SUBSIDIARIES
Pro-forma Consolidated Statement Of Operations
(Thousands of Dollars, Except Per Share Data)

		Pro-forma Adjustments for NRG
				Pro-forma
	As Reported	Apply Equity	Adjust	Adjusted
	12/31/2002 (a)	Accounting (b)	Eliminations	12/31/2002

Operating Revenues:
Electric Utility	$5,435,377			$5,435,377
Natural Gas Utility	1,397,800			1,397,800
Electric and Natural Gas Trading	8,485			8,485
Nonregulated and Other	2,611,149	(2,212,153)		398,996
Equity Earnings from Investments in Affiliates (f)	71,561	(68,996)		2,565

Total Operating Revenues	9,524,372	(2,281,149)	—	7,243,223
Operating Expenses:
Electric Fuel and Purchased Power — Utility	2,199,099			2,199,099
Cost of Natural Gas Sold and Transported — Utility	851,987			851,987
Cost of Sales — Nonregulated and Other	1,361,466	(1,094,795)		266,671
Other Operating and Maintenance Expenses — Utility	1,501,602			1,501,602
Other Operating and Maintenance Expenses — Nonregulated	787,968	(665,886)		122,082
Depreciation and Amortization	1,037,429	(256,199)		781,230
Taxes (Other Than Income Taxes)	318,641			318,641
Write-downs and Disposal Losses from Equity Investments	207,290	(196,192)		11,098
Special Charges	2,691,223	(2,656,093)		35,130

Total Operating Expenses	10,956,705	(4,869,165)	—	6,087,540

Operating Income (Loss)	(1,432,333)	2,588,016	—	1,155,683
Interest Income	45,863	(16,322)		29,541
Other Nonoperating Income	28,167	2,145		30,312
Nonoperating Expense	(30,043)	10,007		(20,036)
Equity in Losses of NRG (f)	—	(3,464,282)		(3,464,282)
Interest Charges and Financing Costs:
Interest Charges — net of amounts capitalized	879,736	(493,956)		385,780
Distributions on Redeemable Preferred Securities of Subsidiary Trusts	38,344			38,344

Total Interest Charges and Financing Costs	918,080	(493,956)	—	424,124

Income (Loss) from Continuing Operations Before Income Taxes and Minority Interest	(2,306,426)	(386,480)	—	(2,692,906)
Income Taxes (Benefit)	(627,985)	165,382		(462,603)
Minority Interest — expense (income)	(17,071)	4,759		(12,312)

Income (Loss) from Continuing Operations(d)	(1,661,370)	(556,621)	—	(2,217,991)
Earnings (loss) per share — basic and diluted:
Income (loss) from continuing operations(d)	$(4.36)	$(1.46)	$—	$(5.82)

See accompanying Notes to Pro-forma Financial Information.

XCEL ENERGY INC. AND SUBSIDIARIES
Pro Forma Consolidated Statement Of Operations
(Thousands of Dollars, Except Per Share Data)

		Pro Forma Adjustments for NRG
				Pro Forma
	As Reported	Apply Equity	Adjust	Adjusted
	3/31/2002 (a)	Accounting (b)	Eliminations	3/31/2002

Operating Revenues:
Electric Utility	$1,231,657			$1,231,657
Natural Gas Utility	563,911			563,911
Electric and Natural Gas Trading Margin	2,750			2,750
Nonregulated and Other	555,786	(468,099)		87,687
Equity Earnings from Investments in Affiliates (f)	16,480	(14,670)		1,810

Total Operating Revenues	2,370,584	(482,769)	—	1,887,815
Operating Expenses:
Electric Fuel and Purchased Power — Utility	488,114			488,114
Cost of Natural Gas Sold and Transported — Utility	375,615			375,615
Cost of Sales — Nonregulated and Other	277,063	(219,928)		57,135
Other Operating and Maintenance Expenses — Utility	391,491			391,491
Other Operating and Maintenance Expenses — Nonregulated	194,322	(169,422)		24,900
Depreciation and Amortization	247,993	(54,060)		193,933
Taxes (Other Than Income Taxes)	82,897			82,897
Special Charges	14,113			14,113

Total Operating Expenses	2,071,608	(443,410)	—	1,628,198

Operating Income	298,976	(39,359)	—	259,617
Interest Income	17,975	(7,583)		10,392
Other Nonoperating Income	9,442	(2,679)		6,763
Other Nonoperating Expense	(6,072)	—		(6,072)
Equity in Losses of NRG (f)	—	(26,463)		(26,463)
Interest Charges and Financing Costs:
Interest Charges — net of amounts capitalized	188,605	(113,358)		75,247
Distributions on Redeemable Preferred Securities of Subsidiary Trusts	9,700			9,700

Total Interest Charges and Financing Costs	198,305	(113,358)	—	84,947

Income from Continuing Operations Before Income Taxes and Minority Interest	122,016	37,274	—	159,290
Income Taxes	33,555	28,024		61,579
Minority Interest — expense (income)	(5,468)	(325)		(5,793)

Income from Continuing Operations(d)	93,929	9,575	—	103,504
Earnings per share — basic and diluted:
Income from continuing operations(d)	$0.26	$0.03	$—	$0.29

See accompanying Notes to Pro Forma Financial Information.

XCEL ENERGY INC. AND SUBSIDIARIES
Pro Forma Consolidated Balance Sheet
(Thousands of Dollars, Except Per Share Data)

		Pro Forma Adjustments for NRG
				Pro Forma
	As Reported	Apply Equity	Adjust	Adjusted
	3/31/2003 (a)	Accounting (b)	Eliminations (c)	3/31/2003

ASSETS
Current Assets:
Cash and cash equivalents	$1,035,299	$(333,092)		$702,207
Restricted cash	295,181	(272,181)		23,000
Accounts receivable — net of allowance	1,249,706	(362,497)	52,291	939,500
Accrued unbilled revenues	322,316			322,316
Materials and supplies inventories — at average cost	318,151	(235,260)		82,891
Fuel inventory — at average cost	166,782			166,782
Natural gas inventories	66,588			66,588
Recoverable purchased natural gas and electric energy costs	161,252			161,252
Derivative instruments valuation — at market	59,324	(21,890)		37,434
Prepayments and other	373,534	(204,460)		169,074
Current assets held for sale (d)	17,178	(17,178)		—

Total Current Assets	4,065,311	(1,446,558)	52,291	2,671,044

Property, Plant and Equipment, at cost:
Electric utility plant	16,731,387			16,731,387
Nonregulated property and other	8,456,847	(6,869,893)		1,586,954
Natural gas utility plant	2,432,808			2,432,808
Construction work in progress	1,387,721	(420,682)		967,039

Total Property, Plant and Equipment	29,008,763	(7,290,575)	—	21,718,188
Less accumulated depreciation	(9,901,032)	695,155		(9,205,877)
Nuclear fuel — net of accumulated amortization	85,567			85,567

Net Property, Plant and Equipment	19,193,298	(6,595,420)	—	12,597,878

Other Assets:
Investments in unconsolidated affiliates (e)	1,036,647	(917,062)		119,585
Notes receivable, including amounts from affiliates	953,632	(951,611)		2,021
Nuclear decommissioning fund and other investments	699,145			699,145
Regulatory assets	734,528			734,528
Derivative instruments valuation — at market	82,120	(80,427)		1,693
Prepaid pension asset	491,793			491,793
Goodwill, net	34,561	(26,834)		7,727
Intangible assets, net	66,656	(48,729)		17,927
Other	360,930	(173,220)	(759)	186,951
Noncurrent assets held for sale (d)	53,257	(53,257)		—

Total Other Assets	4,513,269	(2,251,140)	(759)	2,261,370

TOTAL ASSETS	$27,771,878	$(10,293,118)	$51,532	$17,530,292

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$7,590,417	$(6,994,578)		$595,839
Short-term debt	1,437,721	(1,030,959)		406,762
Accounts payable	1,429,551	(614,828)	51,532	866,255
Taxes accrued	293,174	13,521		306,695
Dividends payable	1,060			1,060
Derivative instruments valuation — at market	46,455	(18,314)		28,141
Other	946,503	(557,045)		389,458
Current liabilities held for sale (d)	105,339	(105,339)		—
NRG losses in excess of investment (e)	—	691,129		691,129

Total Current Liabilities	11,850,220	(8,616,413)	51,532	3,285,339

Deferred Credits and Other Liabilities:
Deferred income taxes	1,365,093	(126,021)		1,239,072
Deferred investment tax credits	166,438			166,438
Regulatory liabilities	522,158			522,158
Derivative instruments valuation — at market	121,431	(106,746)		14,685
Benefit obligations and other	734,834	(208,256)		526,578
Asset retirement obligations	880,307	(4,370)		875,937
Minimum pension liability	106,897			106,897
Noncurrent liabilities held for sale (d)	18,381	(18,381)		—

Total Deferred Credits and Other Liabilities	3,915,539	(463,774)	—	3,451,765

Minority interest in subsidiaries	35,615	(29,815)		5,800
Commitments and contingencies
Capitalization:
Long-term debt	6,606,704	(1,183,116)		5,423,588
Mandatorily redeemable preferred securities of subsidiary trusts	494,000			494,000
Preferred stockholders’ equity	105,320			105,320
Common stockholders’ equity (g)	4,764,480			4,764,480

TOTAL LIABILITIES AND EQUITY	$27,771,878	$(10,293,118)	$51,532	$17,530,292

See accompanying Notes to Pro Forma Financial Information.

NOTES TO PRO FORMA FINANCIAL INFORMATION

The following notes provide additional information for the adjustments made to historical financial statements in determining the accompanying pro forma financial information.

(a)	“As Reported” amounts for year ended Dec. 31, 2002 were derived from the audited consolidated financial statements included in Xcel Energy’s 2002 Annual Report on Form 10-K. The “As Reported” amounts for the quarter ended March 31, 2003 and 2002 were derived from the unaudited consolidated financial statements included in Xcel Energy’s Quarterly Report on Form 10-Q (provided herewith).

(b)	Pro forma adjustments to “As Reported” amounts reflect (1) the elimination of NRG’s revenues and expenses (as to the Statement of Operations) and assets and liabilities (as to the Balance Sheet) from Xcel Energy’s consolidated financial statements; and (2) equity accounting adjustments to reflect NRG’s results of operations as a single income/expense item (Equity in Losses of NRG) and to reflect Xcel Energy’s net investment in NRG as a single investment-related item (NRG Losses in Excess of Investment). In addition to NRG’s amounts, application of the equity method has also resulted in the reclassification of the minority interest of NRG’s stockholders other than Xcel Energy (prior to June 2002) on both the Statement of Operations and the Balance Sheet to be presented as a component of Equity in Losses of NRG and NRG Losses in Excess of Investment, respectively.

(c)	Pro forma adjustments to “As Reported” Balance Sheet amounts also reflect the reinstatement of Xcel Energy’s intercompany balances with NRG, which were previously eliminated under the consolidated method of reporting NRG.

(d)	Pro forma adjustments referred to in (b) above include the elimination of NRG’s projects and operations that have been sold in 2002 or 2003, or were considered held for sale in those periods. Under the equity method of accounting being presented here on a pro forma basis, the operating results of these NRG projects/operations, and the related assets and liabilities, are no longer presented as Discontinued Operations and Assets and Liabilities Held-for-Sale, respectively. This reclassification has increased Income from Continuing Operations for the amounts previously reported as Discontinued Operations.

(e)	The pro forma adjustments to the Balance Sheet referred to in (b) above have adjusted Xcel Energy’s net investment in NRG, which would normally be an asset, to a net credit balance, which is presented on a pro forma basis as a current liability. This presentation assumes that the net liability will be eliminated upon the effectiveness of NRG’s plan of reorganization, and the disbursement of agreed-upon settlement payments to NRG’s creditors, as discussed further in Notes 4 and 5 to the financial statements. This negative investment can be reconciled to NRG’s stockholders’ equity as follows (in millions):

March 31, 2003

Stockholders’ Equity per NRG 10-K/10-Q	$(753)
Less: Xcel Energy Purchase Accounting Adjustments*	62
Less: Settlement Agreement Impacts**	—
Less: NRG’s Other Comprehensive Income***	—

Negative Investment in NRG — Liability	$691

*	These adjustments resulted from Xcel Energy’s purchase accounting for the acquisition of minority shares of NRG in June 2002, and are not reflected in NRG’s financial statements. Application of the equity method to Xcel Energy’s investment in NRG has resulted in the reclassification of this amount from nonregulated property, prepaid pension, and other noncurrent assets of an intermediate holding company of Xcel Energy to this NRG investment account, which reduces the negative balance.

**	Terms of the tentative settlement agreement may require a portion of certain guarantee payments made by Xcel Energy on behalf of NRG to be reclassified from intercompany receivables to a capital contribution, or equity investment amount. These reclassifications are considered immaterial for pro-forma adjustment purposes.

***	Other Comprehensive Income, a component of NRG’s stockholder’s equity, included unrealized loss amounts of $139 million related to foreign currency translation and derivative financial instrument valuation at March 31, 2003. These amounts will eventually be reclassified on Xcel Energy’s financial statements from stockholders’ equity to the net investment in NRG at the time of NRG’s divestiture (see (g) below). However, divestiture is not assumed in pro-forma adjustments.

(f)	The pro forma adjustments to the Statement of Operations referred to in (b) above have adjusted Xcel Energy’s pro forma Equity In Earnings of Affiliates (now including NRG) to a net debit balance due to losses incurred by NRG. For pro forma presentation purposes, we have not reported the equity in NRG losses as negative revenue, but instead have presented them as a nonoperating expense item.

(g)	No pro-forma adjustments are required to stockholders’ equity amounts in the Balance Sheet. NRG’s common stock and paid-in capital amounts are not reflected in Xcel Energy’s consolidated stockholder’s equity and therefore do not require adjustment. Also, Xcel Energy’s cumulative equity in NRG’s losses, even after the pro-forma change in accounting for NRG to the equity method, will still be reported as a component of Xcel Energy’s retained earnings and should not be adjusted. The Other Comprehensive Income balance in NRG’s stockholder’s equity reflects unrealized losses related to NRG’s foreign currency translation and derivative financial instruments. Under the equity method, these amounts will ultimately be reclassified from stockholders’ equity to a component of the investment in NRG, but not until divestiture actually occurs. Divestiture is not assumed in pro-forma adjustments.